Ex. 99.1

Contact:Anthony D. Ishaug

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES GOVERNANCE CHANGES

Minneapolis, MN (January 16, 2024)  -  Winmark Corporation (Nasdaq: WINA) announced today that Mark L. Wilson has informed the company of his decision not to stand for re-election to the Winmark Board of Directors at its next Annual Meeting of Shareholders in April 2024.  Mr. Wilson was elected to Winmark’s Board of Directors in 2000, currently serves as Chairman of the Compensation Committee and had previously served as a member of both the Audit and Nominating Committees.

“Mark’s contributions to Winmark over the past twenty-four years have been substantial and impactful.  Over the course of his Board tenure, Mark has been a key contributor and has provided strategic advice to both the Board and management,” noted Brett D. Heffes, Chairman and Chief Executive Officer.  “I will greatly miss our interactions and would like to thank him for his counsel, support and leadership during his time as a Winmark director.”

Winmark - the Resale Company®, is a nationally recognized franchising business focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At December 30, 2023, there were 1,319 franchises in operation and over 2,800 available territories.  An additional 71 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company. Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated. Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.